NR09-15

December 18, 2009

Cardero Receiving Final USD 88 million for
Pampa de Pongo Iron Ore Deposit, Peru

Cardero Resource Corp. (“Cardero” or the “Company”) – (TSX: CDU, NYSE-A: CDY, Frankfurt: CR5) is pleased to announce that Jinzhao Mining Peru, S.A., the Peruvian subsidiary of Zibo Hongda Mining Co., Ltd., a subsidiary of Nanjinzhao Group Co. Ltd. (“Nanjinzhao”), has advised that it is proceeding with the completion of the purchase of the Pampa de Pongo Iron Deposit in Peru.  Due to the fact that Nanjinzhao has not yet finalized its project financing banking arrangements with respect to the Pampa de Pongo project, and is therefore making the final payment from its own corporate resources, it has requested, and Cardero and Cardero Hierro Peru, S.A. (“Cardero Peru”) have agreed, that the final payment of USD 88 million will be split into three payments, as follows:

  USD 18 million, to be paid prior to December 17, 2009 – paid
  USD 40 million, to be paid on December 17, 2009 – paid
  USD 30 million, to be paid on December 31, 2009 – to come

“We are very pleased to be concluding the sale of Pampa de Pongo to the Nanjinzhao Group and wish them much success in advancing the project to production” said Hendrik van Alphen, Cardero’s president and chief executive officer.  “Our initial acquisition, advancement and ultimate sale of this world-class project is a testament to both the Company’s technical and corporate ability to recognize strategic value in an asset and its initiative to crystallize that value.  We will work diligently to utilize these significant new funds in the best method for both shareholder value and Company growth.”

With the successful completion of the sale of the Pampa de Pongo deposit to Nanjinzhao, Cardero has the requisite financial resources to not only continue to pursue the exploration of its existing projects in Peru, Mexico and Minnesota, but also to evaluate and potentially acquire significantly more advanced projects.  Management will be reviewing and assessing, on an ongoing basis, a number of potential projects that may be suitable candidates for acquisition.

About Cardero Resource Corp.

Cardero’s focus through 2010 is to realise the considerable value it believes is locked in its significant iron ore assets in the Marcona District of southern Peru, the Baja district of Mexico and in Minnesota, USA while continuing to progress its base and precious metal exploration projects in Argentina and Mexico and aggressively seek out and acquire new advanced stage projects.  The common shares of the Company are currently listed on the Toronto Stock Exchange (symbol CDU), the New York Stock Exchange Amex (symbol CDY) and the Frankfurt Stock Exchange (symbol CR5).  For further details on the Company readers are referred to the Company’s web site (www.cardero.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

On Behalf of the Board of Directors of

CARDERO RESOURCE CORP.

“Hendrik van Alphen” (signed)

Hendrik van Alphen, President

Contact Information:

Quentin Mai, Manager – Corporate Communications & Investor Relations

Email:  qmai@cardero.com

Phone: 1-888-770-7488 (604) 408-7488 / Fax: (604) 408-7499

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the completion of the sale of Pampa de Pongo, the anticipated receipt of the USD 88 million balance of the purchase price for Pampa de Pongo from Nanjinzhao and the acquisition of advanced stage projects, are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market for, and pricing of, any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s annual information form filed with the B.C., Alberta and Ontario Securities Commissions and the annual report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company’s Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.